Exhibit 99.2

FREQUENTLY USED TERMS

Unless otherwise stated in this Exhibit 99.2 or the context otherwise requires, references to:

“7.125% Senior Notes” are to the 7.125% Senior Notes due 2024 issued by MPH Acquisition Holdings LLC (or its predecessor) under the Senior Notes Indenture;

“Churchill” are to Churchill Capital Corp III, a Delaware Corporation;

“First Merger Sub” are to Music Merger Sub I, Inc.;

“H&F” or “Hellman & Friedman” are to Hellman & Friedman Capital Partners VIII, L.P.;

“LIBOR” are to London InterBank Offered Rate;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of July 12, 2020, by and among Churchill, MultiPlan Parent, Holdings, First Merger Sub and Second Merger Sub;

“MultiPlan” are to, unless the context otherwise requires, collectively, MultiPlan Parent and its consolidated subsidiaries;

“Polaris Intermediate” are to Polaris Intermediate Corp., a Delaware corporation and direct, wholly owned subsidiary of the Company;

“Proxy Statement” are to Churchill’s preliminary proxy statement dated July 31, 2020.

“Second Merger Sub” are to Music Merger Sub II LLC;

“Senior Notes Indenture” are to that certain Indenture, dated as of June 7, 2016, by and among Polaris Merger Sub Corp. (as predecessor of MPH Acquisition Holdings LLC) and Wilmington Trust, National Association, as trustee, as amended, restated, modified, supplemented or waived;

“Senior PIK Toggle Notes” are to the 8.500% / 9.250% Senior PIK Toggle Notes due 2022 issued by Polaris Intermediate under the Senior PIK Toggle Notes Indenture;

“Senior PIK Toggle Notes Indenture” are to that certain Indenture, dated as of November 21, 2017, by and among Polaris Intermediate and Wilmington Trust, National Association, as trustee, as amended, restated, modified, supplemented or waived;

“Transactions” are to the Mergers, together with the other transactions contemplated by the Merger Agreement and the related agreements.

MULTIPLAN PARENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and operating results for MultiPlan Parent (as used in this section, “MultiPlan Parent” or the “Company”) has been prepared by the Company’s management. Any references to “we,” “our” or “us” shall mean the Company. Our disclosure and analysis in this report contains forward-looking statements. Forward-looking statements give management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements other than statements of historical fact are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does not expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur, or be achieved. Although the forward-looking statements contained in this report reflect management’s current beliefs based on information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

Company Overview

MultiPlan is a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry. We believe our primary mission is to make healthcare in the United States affordable, accessible, efficient and fair to all parties, and we believe that our products, services and business processes are aligned with this goal. MultiPlan delivers these critical solutions through the following offerings:

•	Analytics-Based Services, which reduce medical costs for consumers and payors via data-driven algorithms which detect claims anomalies;

•	Network-Based Services, which reduce medical costs through contracted discounts with healthcare providers and include one of the largest independent provider networks in the United States; and

•	Payment Integrity Services, which reduce medical costs by identifying and removing improper, unnecessary and excessive charges before claims are paid.

The Company is a technology and analytics-driven processor of medical claims data and does not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management or adjudicate or pay claims.

Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets. We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — as discussed below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. These offerings have enabled us to maintain long-term relationships with a number of our customers, including relationships of over 20 years with some of the nation’s largest commercial payors. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers and our comprehensive services generated approximately $19 billion in potential annual medical cost savings.

Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved. Almost all of these services are able to be provided automatically, using our proprietary information technology platforms, which eliminates manual interactions and interventions, and enables significant scaling of claims handling, and supporting high margins for the business.

MultiPlan was founded in 1980. Since our inception, we have demonstrated our ability to expand and diversify offerings through core business growth as well as disciplined merger and acquisitions

We believe that our solutions provide a strong value proposition to payors and their insureds, policyholders or health plan members (collectively “consumers”), as well as to providers. Overall, our service offerings aim to reduce healthcare costs for payors and consumers in a manner that is orderly, efficient and fair to all parties. In addition, because the fee for our services is in most instances directly linked to the savings realized by our customers, our interests are aligned with the interests of our customers.

We provide the following services:

Analytics-Based Services

The Company leverages its leading and proprietary IT platform to offer customers Analytics-Based Services to reduce medical costs. Our proprietary algorithms allow claims to be quickly and accurately compared against a library of the most updated and relevant pricing data. Our extensive nationwide network of providers and list of payor customers provides us with deep insights into the latest pricing trends. Customers of our Medical Reimbursement Analysis services are primarily large commercial insurers, Blue Cross and Blue Shield plans, provider-sponsored health plans and TPAs, and property and casualty carriers through their bill review companies. Fees are generally based on a percentage of savings achieved. Analytics-Based Solutions contributed 59.7% of revenues for the six months ended June 30, 2020 and 57.1%, 56.2% and 54.8% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Medical Reimbursement Analysis (“MRA”).   MRA provides payors with a recommended payment amount on claims. The Company relies on data from public and private sources on a national and local level which are then analyzed using proprietary automated algorithms that deliver consistency and defensibility. The recommendations factor in key variables such as the provider’s location, type and size; the severity and resource intensity of the procedures performed; and costs/accepted reimbursements of other providers under the same circumstances. Two approaches are used to arrive at these recommendations, which are then used by the payor during the adjudication and payment process. The first approach is a cost-based (facilities) or reimbursement-based (professionals) approach which determines a fair reimbursement by calculating the median cost incurred or payment amount accepted by a benchmark group of like providers to deliver the same service. The second approach is charge-based and arrives at the recommended amount based on analysis of charges from comparable facilities for a specific procedure. All methodologies adjust for geographic differences. The MRA business contributed 45.4% of revenues for the six months ended June 30, 2020 and 44.5%, 42.2% and 37.1% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Financial Negotiation.   Our Financial Negotiation services assist payors with claims from providers with whom neither they nor MultiPlan have been able to secure a contractual discount. The Company handles these claims on an individual basis and attempts to negotiate with the provider an acceptable payment amount for a specific claim. Approximately half of the successfully negotiated claims are completed in a fully automated manner. The claims include those in which the proposed negotiated amount is generated by algorithms and automatically transmitted to the provider’s office. Certain providers also choose to set up an arrangement with MultiPlan for pre-determined levels of discount to be automatically deducted on claims that would otherwise be individually negotiated. For those claims that are not automatically negotiated, MultiPlan negotiates directly with the provider’s office through our negotiations staff that are aided by compiled statistics about the discounts typically received on these types of claims. Financial Negotiation contributed 14.3% of revenues for the six months ended June 30, 2020 and 12.7%, 14.0% and 17.7% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Network-Based Services

Network-Based Services includes MultiPlan’s Primary and Complementary Networks in which payors can utilize our extensive national network of over 1,200,000 contracted providers to process claims at a significant discount compared to billed fee-for-service rates, or increasingly, to build customized access for use by the customer’s health plan. This latter use is growing in popularity by Medicare Advantage plans that are seeking to expand to capitalize on membership growth. The establishment of a large and successful network of providers utilized by multiple payors creates a self-reinforcing network effect whereby, as more payors and their consumers access the network, participation in the network becomes more desirable to other providers. MultiPlan’s large provider network allows payors to share the prohibitive costs of maintaining a large and complex network. In addition, providers that join MultiPlan’s network gain access to a wide range of payors with the execution of a single contractual relationship. Network-Based Services contributed 29.5% of revenues for the six months ended June 30, 2020 and 32.0%, 34.9% and 39.0% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Primary Network.   For customers without their own direct contractual discount arrangements with providers, our Primary Network serves as the network for the payor’s commercial or government health plan in a given service area in exchange for a PEPM rate, or as the payor’s out-of-area extended primary network in exchange for a percentage of the savings achieved. Increasingly, the network is also being used to configure custom-built access for a payor’s Medicare Advantage plans. Membership in Medicare Advantage programs is growing by an estimated 10,000 consumers every day, so current and new market entrants are focused on expanding their network footprint to serve these members. The Primary Network is National Committee for Quality Assurance accredited, which we believe provides assurances to payors regarding provider credentials and network compliance and provides consumers additional confidence regarding the quality of the providers in our network. Customers mainly include provider-sponsored commercial health plans; Medicare Advantage, Medicaid and other government-sponsored health plans; Taft-Hartley plans and TPAs as it is more cost effective for these payors to outsource this function than to incur the expense of developing and maintaining their own network of thousands of doctors and hospitals. The Primary Network contributed 13.5% of revenues for the six months ended June 30, 2020 and 13.8%, 14.3% and 14.4% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Complementary Network.   Our Complementary Network provides payor customers with access to our national network of healthcare providers that offer discounts under the health plan’s out-of-network benefits, or otherwise can be accessed secondary to another network. Payors use the network to expand provider choice for consumers and to achieve contracted reductions on more claims. Our customers pay us if they achieve savings from the Complementary Network; therefore, we believe that MultiPlan provides payors with an effective method to reduce costs. Our Complementary Network customers include large commercial insurers, property and casualty carriers via their bill review vendors, TPAs and provider-sponsored health plans. Our Complementary Network contributed 16.0% of revenues for the six months ended June 30, 2020 and 18.2%, 20.6% and 24.6% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

Payment Integrity Services

Our Payment Integrity Services use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges before claims are paid. There are two services presently offered to payors. With Clinical Negotiation, payment integrity analytics score the claim, and then based on the score, the claim is reviewed by a clinician and/or coder and routed to a negotiator to reach agreement for a lower reimbursement as a result of the identified billing issues. The payor reimburses under the negotiated agreement. With Claim Correction, payment integrity analytics and the clinician/coder review (if needed, based on the confidence level of the analytics findings) lead to a recommendation to deny certain charges which is factored into the payor’s final adjudication of the claim. Our Payment Integrity Services are integrated into network pricing, so are used by many of the customers of our primary and/or complementary networks. They also are used on non-contracted claims by large commercial and Medicare Advantage insurers, Blue Cross and Blue Shield plans, provider-sponsored commercial and Medicare Advantage health plans, property and casualty carriers via their bill review vendors, and TPAs. These Payment Integrity Solutions contributed 10.8% of revenues for the six months ended June 30, 2020 and 10.9%, 8.9% and 6.2% of revenues for the years ended December 31, 2019, 2018 and 2017, respectively.

We also are entering the dental market with pre-payment integrity services that use clinical algorithms and a fully-automated process to identify improperly or questionably billed charges. The dental market is a low-dollar, high volume environment where automation is critical to the ROI of any payment accuracy program. We believe our program is unique in that it also offers an optional provider communication service designed to eliminate improper billing over time through education of proper billing practices/codes and degrees of escalation for continued questionable billing.

Uncertainty Relating to the COVID-19 Pandemic

We are closely monitoring the impact of the COVID-19 pandemic (“COVID-19”) on all aspects of our business, including how it will impact our customers, associates and employees, suppliers, vendors, and business partners. We are unable to predict the extent of the impact COVID-19 will have on our financial position and operating results due to numerous uncertainties. These uncertainties include the severity of the virus, the duration of the pandemic, government, business or other actions (which could include limitations on our operations or mandates to our Company and our customers and providers), the effect on customer demand, or changes to our operations. The health of our workforce, and our ability to meet staffing needs and other critical functions cannot be predicted and is vital to our operations. Further, the impacts of a potential worsening of economic conditions and the continued disruptions to, and volatility in, the credit and financial markets, consumer spending, as well as other unanticipated consequences remain unknown. In addition, we cannot predict the impact that COVID-19 will have on our customers, vendors, suppliers, and other business partners; however, any material impact on these parties could adversely impact us. Effects from COVID-19 began to impact our business in first quarter 2020 with various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The situation surrounding COVID-19 remains fluid, and we are actively managing our response in collaboration with our customers, associates and employees, and business partners and assessing potential impacts to our financial position and operating results, as well as adverse developments in our business.

While we did not experience a material impact from COVID-19 during the three months ended March 31, 2020, the Company has experienced a 15.8% decline in revenues during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 due to reduced volume of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services. For the six months ended June 30, 2020, we incurred $0.3 million of expenses directly related to COVID-19, primarily for office cleaning and computer and office supplies to enable employees to work remotely.

We have temporarily closed all of our offices and restricted travel due to concern for our employees’ health and safety and also in compliance with state shelter in place orders. Most of our approximately 2,000 employees are working remotely. Other than these modifications, we have not experienced any material changes to our operations including receiving and processing transactions with our customers as a result of COVID-19.

The COVID-19 pandemic is evolving rapidly. We believe COVID-19’s impact on our businesses, operating results, cash flows and/or financial condition primarily will be driven by the severity and duration of the pandemic; the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns; and the timing, scope and impact of stimulus legislation as well as other federal, state and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control. COVID-19 will continue to impact our businesses, operating results, cash flows and/or financial condition but it is uncertain if such impact will become adverse or material as explained above.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020 and included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. The other aspects of the CARES Act did not have a material effect to the Company. See Note 5 of the Company’s unaudited condensed consolidated financial statements included as Exhibit 99.1 to the Company’s 8-K dated August 17, 2020.

Risk Factors

A number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in forward-looking statements. Forward-looking statements involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:

•	impact of COVID-19 on the Company’s results and financial position due to the significant uncertainty in relation to the duration and challenges that the ongoing pandemic may have on the healthcare industry and the Company at this time;

•	effects of new laws on our business;

•	loss of our customers, particularly our largest customers;

•	decreases in our existing market share or the size of our Preferred Provider Organization networks;

•	effects of competition;

•	effects of pricing pressure;

•	the inability of our customers to pay for our services;

•	decreases in discounts from providers;

•	the loss of our existing relationships with providers;

•	the loss of key members of our management team;

•	changes in our regulatory environment, including healthcare law and regulations;

•	the inability to implement information systems or expand our workforce;

•	changes in our industry;

•	providers’ increasing resistance to application of certain healthcare cost management techniques;

•	pressure to limit access to preferred provider networks;

•	heightened enforcement activity by government agencies;

•	the possibility that regulatory authorities may assert we engage in unlawful fee splitting or corporate practice of medicine;

•	interruptions or security breaches of our information technology systems;

•	the expansion of privacy and security laws;

•	our inability to expand our network infrastructure;

•	our ability to protect proprietary applications;

•	our ability to identify, complete and successfully integrate future acquisitions;

•	our ability to pay interest and principal on our notes and other indebtedness, and

•	our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in or implied by our forward-looking statements, other factors and risks may cause actions, events or results to differ materially from those anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated or implied by such statements. Accordingly, as noted above, readers should not place undue reliance on forward-looking statements. These forward-looking statements speak only as of the date made and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. This discussion and analysis should be read in conjunction with our consolidated financial statements.

Factors Affecting Our Results of Operations

Key Technology

Our strength as a company is our ability to use data and analytics to develop new service opportunities to enhance our customer relationships and to increase revenues. We use technology, data and analytics to transform healthcare transactions into multiple opportunities for savings and recurring revenues by leveraging data and analytics to inform our transaction processing systems (i.e., our claims processing systems). The transaction processing systems generate savings for our customers, revenues for the Company and each transaction adds more data to our intelligence engine and data warehouse. The intelligence engine drives our analytics and development of new saving opportunities and revenue growth through service enhancement or new product development.

Our technology also contributes to our ability to efficiently process our transactions through electronic data interchange (“EDI”) batch files, real time web services and online through customer and provider portals. Our current infrastructure supports significantly more than the current transaction volume giving us room for growth and increased volume. Our application platforms are architected and built with redundancy to eliminate downtime. All of the claims processed in our system are received via EDI or direct web service integration. As we process more claims through EDI and direct service integration, our electronic integration with customers, results in substantial back office interconnectivity and considerably reduces complexity and processing failures. Because our transaction processing systems are scalable, we are able to absorb significant increases in volume at minimal marginal costs. Our integration into our customers’ systems and processes is an important component of our business model, and has led to relationships with key customers that have exceeded 30 years. We believe that our services have made us an important partner in our customers’ planning and budgeting processes.

Medical Cost Savings

Our business and revenues are driven by the ability to lower medical costs through claims savings for our customers. The medical charges of those claims can influence our ability to generate claim savings.

The following table presents the medical charges processed and the savings generated for the periods presented:

	For the Six Months Ended June 30,		For the Year Ended December 31,
(in billions)	2020	2019	2019	2018	2017
Medical charges processed(1)	$49.9	$52.8	$106.3	$101.6	$97.4
Medical cost savings(2)	18.8%	17.2%	17.8%	18.3%	18.3%

(1)	Medical charges processed represents the aggregate dollar amount of claims processed by MultiPlan’s cost management solutions in the period presented. The dollar amount of the claim for purposes of this calculation is the dollar amount of the claim prior to any reductions that may be made as a result of the claim being processed by MultiPlan’s cost management solutions.

(2)	Medical cost savings represents the aggregate amount of potential savings in dollars identified by MultiPlan’s cost management solutions in the period presented expressed as a percentage of the aggregate amount of medical charges processed in the period presented. Since certain of our fees are based on the amount of savings achieved by our customers and our customers are the final adjudicator of the claims and may choose not to reduce claims or reduce claims by only a portion of the potential savings identified, medical cost savings may not directly correlate with the amount of fees earned in connection with the processing of such claims.

Business Model

Our business model avoids reimbursement, underwriting and malpractice risk and exposure. We do not provide or manage healthcare services or provide medical care. This makes us free from state and federal regulations that are imposed on insurers and medical services providers.

Healthcare Industry Exposure

According to the Centers for Medicare and Medicaid Services, healthcare expenditures will grow from $3.8 trillion, or 17.8% of U.S. GDP, in 2019 to represent 19.7% of GDP by 2028, representing a compounded annual growth rate of 5.5%. There are a multitude of factors driving this expected growth, including recent regulations and ongoing secular trends, such as the aging population and other demographic factors, which are driving expanded healthcare coverage and increased utilization. As expenditures continue to rise, stakeholders and especially payors, are becoming increasingly focused on solutions that reduce medical costs and improve payment accuracy.

Components of Results of Operations

Revenues

We generate revenues from several sources including: (i) Network-Based Solutions that process claims at a discount compared to billed fee-for-service rates and using an extensive network, (ii) Analytics-Based Solutions that use our leading and proprietary information technology platform to offer customers solutions to reduce medical costs and (iii) Payment Integrity Solutions that use data, technology, and clinical expertise to identify improper, unnecessary and excessive charges. Payors compensate us through either a percentage of savings (“PSAV”) achieved or a per employee/member per month (“PEPM”) rate.

Costs of services

Costs of services consist of all costs specifically associated with claims processing activities for customers, sales and marketing, and the development and maintenance of the Company’s networks, analytics-based solutions, and payment integrity solutions. Two of the largest components in costs of services are personnel expenses and access and bill review fees. Access and bill review fees include fees for accessing non-owned third-party provider networks, expenses associated with vendor fees for database access and systems technology used to reprice claims, and outsourced services. Third-party network expenses are fees paid to non-owned provider networks used to supplement our owned network assets to provide more network claim savings to our customers.

General and administrative expenses

General and administrative expenses include corporate management and governance functions comprised of general management, legal, treasury, tax, real estate, financial reporting, auditing, benefits and human resource administration, communications, public relations, billing and information management. In addition, general and administrative expenses include taxes, insurance, advertising, transaction costs, and other general expenses.

Depreciation expense

Depreciation expense consists of depreciation and amortization of property and equipment related to our investments in leasehold improvements, furniture and equipment, computer hardware and software, and internally generated capitalized software development costs. The Company provides for depreciation and amortization on property and equipment using the straight-line method to allocate the cost of depreciable assets over their estimated useful lives.

Amortization of intangible assets

Amortization of intangible assets includes amortization of the value of our customer relationships and provider network which were identified in valuing the intangible assets in connection with the June 6, 2016 acquisition by Hellman & Friedman. These intangible assets are amortized on a straight-line basis over 15 years.

Interest expense

Interest expense consists of accrued interest and related interest payments on our outstanding long-term debt and amortization of debt issuance costs, discounts on the term loan (“Term Loan G”) under the MPH Acquisition Holdings LLC senior secured credit facilities and the Senior PIK Toggle Notes, and 7.125% Senior Notes premium, and the write-off of any debt issue costs, as well as the discount from the repurchase and cancellation of Notes.

Interest income

Interest income consists primarily of bank interest.

Gain on repurchase and cancellation of Notes

The gain on repurchase and cancellation of Notes consists of the gain from the cash repurchase plus accrued interest from the repurchase and cancellation of $121.3 million of Senior PIK Toggle Notes in 2019. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million.

Loss on extinguishments and modification of debt

Loss on extinguishments and modification of debt consist of write-offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our Term Loan G of $20.1 million.

Income tax (benefit) expense

Income tax (benefit) expense consists of federal, state, and local income taxes. Due to the variability of our taxable income as compared to net income, stock-based compensation and the variability of the jurisdictions where income is earned, our effective tax rate can vary significantly from one period to the next depending on relative changes in net income.

Non-GAAP Financial Measures

We use EBITDA and Adjusted EBITDA to evaluate our financial performance. EBITDA and Adjusted EBITDA are financial measures that are not presented in accordance with GAAP. We believe the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our financial operating results of our core business.

These measurements of financial performance have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, they may not be comparable to other similarly titled measures of other companies. Some of these limitations are:

•	such measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	such measures do not reflect changes in, or cash requirements for, our working capital needs;

•	such measures do not reflect the significant interest expense, or cash requirements necessary to service interest or principal payments on our debt;

•	such measures do not reflect any cash requirements for any future replacement of depreciated assets;

•	such measures do not reflect the impact of stock-based compensation upon our results of operations;

•	such measures do not reflect our income tax (benefit) expense or the cash requirements to pay our income taxes;

•	such measures do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in the presentation.

EBITDA and Adjusted EBITDA are widely used measures of corporate profitability eliminating the effects of financing and capital expenditures from the operating results. We define EBITDA as net income adjusted for interest expense, interest income, income tax (benefit) expense, depreciation, amortization of intangible assets, and non-income taxes. We define Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of our core business, including (income) expense, transaction related expenses, loss on the extinguishment of debt, gain on the repurchase and retirement of notes, and stock-based compensation. See our consolidated financial statements for more information regarding these adjustments.

Adjusted EBITDA is used in our agreements governing our outstanding indebtedness for debt covenant compliance purposes. Our Adjusted EBITDA calculation is consistent with the definition of Adjusted EBITDA as defined in our Term Loan G, 7.125% Senior Notes, and Senior PIK Toggle Notes.

The following table presents a reconciliation of Net Income to EBITDA and Adjusted EBITDA for the periods presented:

	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in thousands)	2020	2019	2019	2018	2017
	(unaudited)	(unaudited)
Net (loss) income	$(58,840)	$(7,496)	$9,710	$36,223	$648,132
Adjustments:
Interest expense(a)	177,015	193,192	376,346	383,261	281,972
Interest income	(148)	(79)	(196)	(51)	(9)
Income tax (benefit) provision	(10,139)	(1,196)	799	8,108	(586,512)
Depreciation	29,641	27,570	55,807	52,268	53,002
Amortization of intangible assets	167,027	167,027	334,053	334,053	334,053
Non-income taxes(b)	920	930	1,944	1,641	1,315
EBITDA	$305,476	$379,948	$778,463	$815,503	$731,953
Adjustments:
Other (income) expense(c)	297	823	1,947	4,617	5,857
Transaction related expenses(d)	2,698	22	3,270	49	3,435
Loss on extinguishments and modification of debt(e)	—	—	—	—	20,053
Gain on repurchase and cancellation of notes(f)	—	—	(18,450)	—	—
Stock-based compensation(g)	37,272	(4,630)	(14,880)	4,717	50,788
Adjusted EBITDA	$345,743	$376,163	$750,350	$824,886	$812,086

(a)	Please see the section entitled “Factors Affecting the Comparability of our Results of Operations — Debt Refinancings, Repayments and Repricing” for more information.

(b)	Non-income taxes includes personal property taxes, real estate taxes, sales and use taxes and franchise taxes which are included in cost of services and general and administrative expenses in our consolidated statements of income and comprehensive income.

(c)	Represents miscellaneous non-operating expenses, gain or loss on disposal of assets, management fees, and costs associated with the integration of acquired companies into MultiPlan.

(d)	Represents ordinary course transaction costs, including transaction costs related to the issuance of the Senior PIK Toggle Notes on November 21, 2017, the refinancing of MultiPlan’s term loan effective June 12, 2017, and to the transactions contemplated by the Merger Agreement.

(e)	Includes expenses related to the refinancing of MultiPlan’s term loan effective June 12, 2017.

(f)	Represents the gain related to the repurchase and cancellation of $121.3 million in aggregate principal amount of Senior PIK Toggle Notes.

(g)	Includes the cost of an employee stock-based compensation plan. Please see the section entitled “Factors Affecting the Comparability of our Results of Operations — Stock-Based Compensation” for additional information.

Factors Affecting the Comparability of our Results of Operations

As a result of a number of factors, our historical results of operations may not be comparable to our results of operations in future periods and may not be directly comparable from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Debt Refinancings, Repayments and Repricing

The Company made several principal prepayments of the Term Loan G principal in the amounts of $100.0 million, $245.0 million and $165.0 million for the years ended December 31, 2019, 2018 and 2017 respectively. These prepayments reduce interest expense for Term Loan G for these and future time periods.

On June 12, 2017, the Company refinanced Term Loan G, resulting in a reduction in the loan’s base rate with terms otherwise similar to the former Term Loan G, including the same security and guarantee package. As a result of the Term Loan G refinancing on June 12, 2017, we incurred expenses of $20.1 million recorded as a loss on extinguishment of debt, including the write-off of $4.9 million of term loan discount and $15.2 million of debt issuance costs.

On November 21, 2017, the Company issued $1.3 billion of Senior PIK Toggle Notes.

In connection with Term Loan G, the $100.0 million revolving credit facility (“Revolver G”) under the MPH Acquisition Holdings LLC senior secured credit facilities, the 7.125% Senior Notes and the Senior PIK Toggle Notes, there was $102.2 million of specific expenses incurred related to raising the debt, including commissions, fees and expenses of investment bankers and underwriters, registration and listing fees, accounting and legal fees pertaining to the financing and other external, incremental expenses paid to advisors that were directly attributable to realizing the proceeds of the debt issues. These costs were capitalized as debt issuance costs and are being amortized over the term of the related debt using the effective interest method.

During the year-ended December 31, 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Toggle Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.

In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.

Stock-Based Compensation

The Company is a wholly-owned subsidiary of Polaris Investment Holdings, L.P. (“Holdings”). The Company’s stock-based compensation is granted to employees in the form of Units (“Units”) via a Class B Unit Award Agreement. See Note 14 of the Company’s consolidated financial statements included elsewhere in the Proxy Statement for more information.

The Company changed its assumptions in computing the fair market value of the Units to incorporate a 11% and 19% discount for lack of marketability of the Units for the six months ended June 30, 2020 and June 30, 2019, respectively, and 20% discount for lack of marketability of the Units for the years ended December 31, 2019 and December 31, 2018, respectively. This change in discount was due to a decrease in the term (timing to liquidity assumption) as the Company is closer to being able to readily sell shares. The pre-tax effect of this change in accounting estimate reduced expenses by $13.4 million and $9.5 million for the six months ended June 30, 2020 and June 30, 2019, respectively and $17.4 million and $16.0 million for the years ended December 31, 2019 and 2018, respectively.

Results of Operations for the Six Months Ended June 30, 2020 and June 30, 2019

The following table provides the results of operations for the periods indicated:

	For the Six Months Ended June 30,
($ in thousands)	2020	2019	Change $	Change %
Revenues
Network Services	$135,126	$162,760	$(27,634)	(17.0)%
Analytics-Based Solutions	274,096	274,799	(703)	(0.3)%
Payment Integrity Solutions	49,680	53,118	(3,438)	(6.5)%
Total Revenues	458,902	490,677	(31,775)	(6.5)%
Costs of Services
Personnel expenses	81,731	58,238	23,493	40.3%
Access and bill review fees	7,307	8,361	(1,054)	(12.6)%
Other	7,541	8,533	(992)	(11.6)%
Total Costs of Services	96,579	75,132	21,447	28.5%
Gross Profit	$362,323	$415,545	$(53,222)	(12.8)%
Gross Profit Margin	79.0%	84.7%
General and administrative expenses	57,767	36,527	21,240	58.1%
Depreciation expense	29,641	27,570	2,071	7.5%
Amortization of intangible assets	167,027	167,027	—	0.0%
Operating income	107,888	184,421	(76,533)	(41.5)%
Interest expense	177,015	193,192	(16,177)	(8.4)%
Interest income	(148)	(79)	(69)	87.3%
Net loss before income taxes	(68,979)	(8,692)	(60,287)	(693.6)%
Benefit for income taxes	(10,139)	(1,196)	(8,943)	(747.7)%
Net loss	$(58,840)	$(7,496)	$(51,344)	(685.0)%

Revenues

Revenues for the six months ended June 30, 2020 were $458.9 million as compared to revenues of $490.7 million for the six months ended June 30, 2019, representing a decrease of $31.8 million, or 6.5%. This decrease in revenues was attributed to decreases in Network Services revenues of $27.6 million, Analytics-Based Solutions revenues of $0.7 million and Payment Integrity Solutions revenues of $3.4 million, primarily due to reduced volumes of claims from customers as a result of restrictions on elective medical procedures and non-essential medical services related to COVID-19. Revenues for the first quarter 2020, before any material impact of COVID-19, were higher than first quarter 2019 by 2.9%. Revenues for the second quarter 2020 were impacted by COVID-19 with revenues 15.8% lower than second quarter 2019.

For the six months ended June 30, 2020, Network Services revenues were $135.1 million as compared to $162.8 million for the six months ended June 30, 2019, representing a decrease of $27.6 million, or 17.0%. This decrease was primarily due to decreases in primary network revenues of $6.4 million, or 9.4% and decreases in complementary network revenues of $21.3 million, or 22.5%. Primary network revenues declined due to decreases in volumes from several smaller customers. Complementary network revenues declined because of declines in volumes from some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products and also due to declines as a result of COVID-19 restrictions on elective procedures and non-essential medical services.

For the six months ended June 30, 2020, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $274.1 million as compared to $274.8 million for the six months ended June 30, 2019, representing a decrease of $0.7 million, or 0.3%. Decreases in the Analytics-Based Solutions revenues were primarily due to decreases in Medical Reimbursement Analytics revenues of $0.7 million, or 0.3%. These decreases were driven by a reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services, offset by increases in claims volume due to some customers that moved their claims from using our Network Services product to our Analytics-Based Solutions products. Revenues for our Financial Negotiations Services remained flat at $65.7 million for the six months ended June 30, 2020 and June 30, 2019.

For the six months ended June 30, 2020, revenues from our Payment Integrity Solutions were $49.7 million as compared to $53.1 million for the six months ended June 30, 2019, representing a decrease of $3.4 million, or 6.5%. This decrease was primarily due to reduction in overall claim volume due to COVID-19 restrictions on elective procedures and non-essential medical services.

Costs of services

Costs of services for the six months ended June 30, 2020 were $96.6 million as compared to costs of services of $75.1 million for the six months ended June 30, 2019, representing an increase of $21.4 million or 28.5%. This increase was primarily due to increases in personnel expenses of $23.5 million as explained below, offset by decreases in access and bill review fees of $1.1 million and decreases in other expenses of $1.0 million.

Personnel expenses, including contract labor, were $81.7 million for the six months ended June 30, 2020 as compared to $58.2 million for the six months ended June 30, 2019, representing an increase of $23.5 million or 40.3%. This increase was primarily due to increases in stock-based compensation of $20.9 million and net increases in compensation, including salaries, bonuses, commissions, and fringe benefits of $2.6 million.

Access and bill review fees for the six months ended June 30, 2020 were $7.3 million, as compared to $8.4 million for the six months ended June 30, 2019, representing a decrease of $1.1 million, or 12.6%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks of $0.5 million and reductions in claims processing fees of $0.6 million.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2020 were $57.8 million as compared to $36.5 million for the six months ended June 30, 2019, representing an increase of $21.3 million, or 58.1%. This increase was primarily due to increases in personnel expenses of $21.0 million primarily due to increases in stock-based compensation of $21.0 million and increases in transaction costs of $2.7 million, offset by increases in capitalized software development of $2.3 million to enhance our information technology and platforms. The increases in transaction costs were primarily due to costs associated with the Transactions. Please see Note 10 of the unaudited financial statements for more information.

Depreciation Expense

Depreciation expense was $29.6 million for the six months ended June 30, 2020, as compared to $27.6 million for the six months ended June 30, 2019, representing an increase of $2.0 million, or 7.5%. This increase was due to $34.9 million and $66.4 million purchases of property and equipment, including internally generated capital software in the six months ended June 30, 2020 and in the year ended December 31, 2019, respectively.

Amortization of Intangible Assets

Amortization of intangible assets was $167.0 million for the six months ended June 30, 2020 and June 30, 2019. This expense represents the amortization of intangible assets, as explained above and in the notes to the consolidated financial statements.

Interest Expense and Interest Income

Interest expense was $177.0 million for the six months ended June 30, 2020, as compared to $193.2 million for the six months ended June 30, 2019, representing a decrease of $16.2 million or 8.4%. The decreases in interest expense for this time period was due to lower term loan interest rates in the six months ended June 30, 2020, as compared to the six months ended June 30, 2019, as well as reductions in interest on the Senior PIK Toggle Notes due to the repurchase and cancellation of $121.3 million of Senior PIK Toggle Notes in third quarter 2019, as explained below. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020. Interest income was $0.1 million for the six months ended June 30, 2020 and June 30, 2019.

As of June 30, 2020, the Company’s long-term debt was $5,406.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $5.4 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $9.3 million, (iii) $1,178.7 million of Senior PIK Toggle Notes, discount on Senior PIK Toggle Notes of $6.3 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $40.3 million. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020. As of June 30, 2020, the Company’s total debt had an annualized weighted average interest rate of 5.77%. During third quarter 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Toggle Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.

As of June 30, 2019, the Company’s long-term debt was $5,509.9 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $7.0 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $11.3 million, (iii) $1,300.0 million of Senior PIK Toggle Notes, discount on Senior PIK Toggle Notes of $9.4 million, and (iv)$0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $55.1 million. As of June 30, 2019, the Company’s total debt had a weighted average interest rate of 6.5%.

Benefit for Income Taxes

Net loss before income taxes for the six months ended June 30, 2020 of $69.0 million generated a benefit for income taxes of $10.1 million with an effective tax rate of 15%. Net loss before income taxes for the six months ended June 30, 2019 of $8.7 million generated a benefit for income taxes of $1.2 million with an effective tax rate of 14%. The Company’s effective tax rate during the six months ended June 30, 2020 and June 30, 2019 differed from the statutory rate primarily due to stock-based compensation expense and state tax rates.

Net Loss

Net loss for the six months ended June 30, 2020 was $58.8 million as compared to net loss of $7.5 million for the six months ended June 30, 2019. The increase in net loss of $51.3 million was primarily due to a decrease in revenues of $31.8 million, increases in costs of services of $21.4 million, increases in general and administrative expenses of $21.2 million, and increases in depreciation expense of $2.1 million, offset by decreases in interest expense of $16.2 million, increases in the benefit for income taxes of $8.9 million, and increases in interest income of $69 thousand as explained in the sections above.

Results of Operations for the Years Ended December 31, 2019 and December 31, 2018

The following table provides the results of operations for the periods indicated:

	For the Year Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenues
Network Services	$314,510	$363,510	$(49,000)	(13.5)%
Analytics-Based Solutions	561,525	584,998	(23,473)	(4.0)%
Payment Integrity Solutions	106,866	92,375	14,491	15.7%
Total Revenues	982,901	1,040,883	(57,982)	(5.6)%
Costs of Services
Personnel expenses	115,827	115,920	(93)	(0.1)%
Access and bill review fees	15,996	16,735	(739)	(4.4)%
Other	17,784	16,808	976	5.8%
Total Costs of Services	149,607	149,463	144	0.1%
Gross Profit	$833,294	$891,420	$(58,126)	(6.5)%
Gross Profit Margin	84.8%	85.6%
General and administrative expenses	75,225	77,558	(2,333)	(3.0)%
Depreciation expense	55,807	52,268	3,539	6.8%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating Income	368,209	427,541	(59,332)	(13.9)%
Interest expense	376,346	383,261	(6,915)	(1.8)%
Interest income	(196)	(51)	(145)	N/M
Gain on repurchase and cancellation of notes	(18,450)	—	(18,450)	N/M
Net income before income taxes	10,509	44,331	(33,822)	(76.3)%
Provision for income taxes	799	8,108	(7,309)	(90.1)%
Net income	$9,710	$36,223	$(26,513)	(73.2)%

N/M = Not meaningful

Revenues

Revenues for the year ended December 31, 2019 were $982.9 million as compared to revenues of $1,040.9 million for the year ended December 31, 2018, representing a decrease of $58.0 million, or 5.6%. This decrease in revenues was attributed to declines in Network Services revenues of $49.0 million and Analytics-Based Solutions revenues of $23.5 million, offset by growth in our Payment Integrity Solutions revenues of $14.5 million.

For the year ended December 31, 2019, Network Services revenues were $314.5 million as compared to $363.5 million for the year ended December 31, 2018, representing a decrease of $49.0 million or 13.5%. This decrease was primarily due to decreases in complementary network revenues of $35.5 million, or 16.6%, and decreases in primary network revenues of $13.5 million, or 9.0%. Complementary network revenues declined primarily due to declines in volumes of some customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products. The remaining declines in complementary network revenues were from regional health plans and TPAs under financial pressure to reduce administrative costs, even at the expense of medical cost savings, and they implemented in-house programs to reduce costs. Of the $13.5 million decline in primary network revenues, $3.8 million was due to our decision to exit one of our specialty network programs because the program was small and not part of our core suite of products. The remaining $9.7 million decline in primary network revenues was due to volume declines in Medicaid network customers as two payors lost their government contracts at the end of 2018 and $4.2 million of revenue declines as small group health customers stopped accessing the MultiPlan network.

For the year ended December 31, 2019, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues, were $561.5 million as compared to $585.0 million for the year ended December 31, 2018, representing a decrease of $23.5 million, or 4.0%. Decreases in the Analytics-Based Solutions revenues were primarily due to decreases in Financial Negotiations revenues of $21.3 million, or 14.6% and decreases in Medical Reimbursement Analytics revenues of $2.2 million, or 0.5%. Declines in Financial Negotiations revenues were due to some customers moving their claims from the Financial Negotiations product to the Medical Reimbursement Analysis products. While several of our customers moved a significant number of claims from the Network Services product to Analytics-Based Solutions, there was an aggregate decline in Analytics-Based Solutions claims and revenues as a result of a change in claims practice by certain customers beginning in the third quarter of 2018. This change in claims practice resulted in an approximately $50 to $60 million decline in revenues for the year ended December 31, 2019 as compared to the prior year, however, claims and revenue from such customers began to stabilize by the end of 2019. We also experienced slower than expected growth in our Analytics-Based Solutions for the year ended December 31, 2019 resulting from implementation issues at certain customers due to the need to revise their internal policies and/or update their end-user plan documentation.

Costs of services

Costs of services for the year ended December 31, 2019, were $149.6 million, as compared to costs of services of $149.5 million for the year ended December 31, 2018, representing an increase of $0.1 million or 0.1%. The increase in 2019 costs of services was primarily due to increases in other expenses of $0.9 million primarily due to increases in facilities expenses as a result of increases in office space rented and rent increases, offset by decreases in personnel expenses of $0.1 million and access and bill review fees of $0.7 million.

Personnel expenses, including contract labor, were $115.8 million for the year ended December 31, 2019, as compared to $115.9 million for the year ended December 31, 2018, representing a decrease of $0.1 million or 0.1%. This decrease was primarily due to reductions in stock-based compensation of $8.1 million, offset by increases in bonuses, commissions, and fringe benefits of $8.1 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.

Access and bill review fees for the year ended December 31, 2019 were $16.0 million, as compared to $16.7 million for the year ended December 31, 2018, representing a decrease of $0.7 million, or 4.4%. This decrease was primarily due to decreases in network access fees for accessing non-owned third-party provider networks, primarily due to reduced volume and a renegotiated agreement with one of our large leased networks.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2019 were $75.2 million as compared to $77.6 million for the year ended December 31, 2018, representing a decrease of $2.3 million or 3.0%. This decrease was primarily due to reductions in stock-based compensation of $11.5 million, offset by increases in other personnel expenses of $9.2 million. Stock-based compensation expense declined as a result of changes in valuation of our Units year-over-year.

Depreciation Expense

Depreciation expense was $55.8 million for the year ended December 31, 2019, as compared to $52.3 million for the year ended December 31, 2018, representing an increase of $3.5 million. This increase was due to $63.6 million of purchases of property and equipment, including internally generated capital software in the year ended December 31, 2018.

Amortization of Intangible Assets

Amortization of intangible assets was $334.1 million for the years ended December 31, 2019 and December 31, 2018. This expense represents the amortization of intangible assets, as explained above and in the notes to the financial statements.

Interest Expense, Interest Income, and Gain on Repurchase and Cancellation of Notes

Interest expense was $376.3 million for the year ended December 31, 2019, as compared to $383.3 million for the year ended December 31, 2018, representing a decrease of $6.9 million or 1.8%. This decrease was primarily due to reductions in interest on the Senior PIK Toggle Notes due to the repurchase and cancellation of the Senior PIK Notes as explained below and the combination of $100 million less term debt during most of 2019, as well as lower Term Loan G interest rates in the last half of 2019, offsetting higher interest rates that occurred in the first half of 2019, as compared to the comparable time periods in 2018. During third quarter 2019, the Company repurchased and cancelled $121.3 million of Senior PIK Toggle Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The write-off of debt issue costs and discount are included in interest expense. Interest income was $0.2 million for the year ended December 31, 2019, as compared to interest income of $51 thousand for the year ended December 31, 2018.

As of December 31, 2019, the Company’s long-term debt was $5,397.1 million and included (i) $2,710.0 million Term Loan G, discount on Term Loan G of $6.2 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $10.3 million, (iii) $1,178.7 million of Senior PIK Toggle Notes, discount on Senior PIK Toggle Notes of $7.4 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $48.4 million. As of December 31, 2019, the Company’s total debt had an annualized weighted average interest rate of 6.3%. In the years ended December 31, 2017, 2018 and 2019, we did not recognize expense for the portions of debt issuance costs related to the amounts of the principal loan prepayments of Term Loan G made in each year, which resulted in an understatement of long-term debt of $2.3 million as of December 31, 2019. We corrected this error as an out-of-period adjustment resulting in an overstatement of interest expense of $2.3 million in the six month period ended June 30, 2020.

As of December 31, 2018, the Company’s long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Toggle Notes, discount on Senior PIK Toggle Notes of $10.6 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, the Company’s total debt had a weighted average interest rate of 6.7%.

Provision for Income Taxes

Net income before income taxes for the year ended December 31, 2019 of $10.5 million generated a provision for income taxes of $0.8 million with an effective tax rate of 7.6%. Net income before income taxes for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%. The Company’s effective tax rate during the 2019 and 2018 periods differed from the statutory rate primarily due to stock-based compensation expense and state tax rates. In 2018, there was a $4.9 million one-time non-cash benefit due to a change in state tax rates.

Net Income

Net income for the year-ended December 31, 2019 was $9.7 million as compared to net income of $36.2 million for the year-ended December 31, 2018. The decrease in net income of $26.5 million was primarily due to decreases in revenues of $58.0 million, increases in depreciation of $3.5 million, increase in costs of services of $0.1 million, offset by gain on the repurchase and cancellation of Notes of $18.5 million, decreases in general and administrative expenses of $2.3 million, decreases in interest expense of $6.9 million, decreases in the provision for income taxes of $7.3 million, and increases in interest income of $0.1 million, as explained in the sections above. During 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Toggle Notes. The cash repurchase of $101.0 million plus accrued interest resulted in the recognition of a gain of $18.5 million, as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. These amounts are included in interest expense.

Results of Operations for the Years Ended December 31, 2018 and December 31, 2017

The following table provides the results of operations for the periods indicated:

	For the Year Ended December 31,		Change
($ in thousands)	2018	2017	$	%
Revenues
Network Services	$363,510	$415,759	$(52,249)	(12.6)%
Analytics-Based Solutions	584,998	584,925	73	0.0%
Payment Integrity Solutions	92,375	66,582	25,793	38.7%
Total Revenues	1,040,883	1,067,266	(26,383)	(2.5)%
Costs of Services
Personnel expenses	115,920	153,046	(37,126)	(24.3)%
Access and bill review fees	16,735	20,921	(4,186)	(20.0)%
Other	16,808	19,688	(2,880)	(14.6)%
Total Costs of Services	149,463	193,655	(44,192)	(22.8)%
Gross Profit	$891,420	$873,611	$17,809	2.0%
Gross Profit Margin	85.6%	81.9%
General and administrative expenses	77,558	122,920	(45,362)	(36.9)%
Depreciation expense	52,268	53,002	(734)	(1.4)%
Amortization of intangible assets	334,053	334,053	—	0.0%
Operating Income	427,541	363,636	63,905	17.6%
Interest expense	383,261	281,972	101,289	35.9%
Interest income	(51)	(9)	(42)	N/M
Loss on extinguishments and modification of debt	—	20,053	(20,053)	N/M
Net income before income taxes	44,331	61,620	(17,289)	(28.1)%
Provision for income taxes	8,108	(586,512)	594,620	101.4%
Net income	$36,223	$648,132	$(611,909)	(94.4)%

N/M = Not meaningful

Revenues

Revenues for the year ended December 31, 2018 were $1,040.9 million as compared to revenues of $1,067.3 million for the year ended December 31, 2017, representing a decrease of $26.4 million, or 2.5%. This decrease in revenues was attributed to declines in our Network Services revenues of $52.2 million, offset by increases in Payment Integrity Solutions revenues of $25.8 million.

For the year ended December 31, 2018, Network Services revenues were $363.5 million as compared to $415.8 million for the year ended December 31, 2017, representing a decrease of $52.2 million or 12.6%. This decrease was primarily due to decreases in complementary network revenues of $47.9 million, or 18.3% and decreases in primary network revenues of $4.3 million or 2.8%. Complementary network revenues declined primarily due to declines in volumes of several large customers as claims were moved from using our Network Services product to our Analytics-Based Solutions products.

For the year ended December 31, 2018, revenues from our Analytics-Based Solutions, including Financial Negotiation and Medical Reimbursement Analytics revenues remained relatively flat at $585.0 million as compared to $584.9 million for the year ended December 31, 2017, representing an increase of $0.1 million.

For the year ended December 31, 2018, Medical Reimbursement Analytics revenues were $439.4 million as compared to $396.1 million for the year ended December 31, 2017, representing an increase of $43.3 million, or 10.9%. For the year ended December 31, 2018, Financial Negotiations revenues were $145.6 million as compared to $188.8 million for the year ended December 31, 2017, representing a decrease of $43.2 million, or 22.9%. These changes were due to a shift in claims from Financial Negotiations products to Medical Reimbursement Analytics products resulting in the increase in Medical Reimbursement Analytics revenues which offset reductions in Financial Negotiations revenues.

For the year ended December 31, 2018, revenues from our Payment Integrity Solutions were $92.4 million as compared to $66.6 million for the year ended December 31, 2017, representing an increase of $25.8 million or 38.7%. This increase was due to strategic growth in this service line.

Costs of Services

Costs of services for the year ended December 31, 2018 were $149.5 million as compared to costs of services of $193.7 million for the year ended December 31, 2017, representing a decrease of $44.2 million, or 22.8%. This decrease was primarily due to a decrease in personnel expenses of $37.1 million and decreases in access and bill review fees of $4.2 million.

Personnel expenses, including contract labor, were $115.9 million for the year ended December 31, 2018, as compared to $153.0 million for the year ended December 31, 2017, representing a decrease of $37.1 million or 24.3%. This decrease was primarily due to a $23.7 million reduction in stock-based compensation and $13.4 million reduction in other personnel expenses primarily in employee compensation, including reductions in bonuses and commissions and related fringe benefits. The reduction in stock-based compensation was a result of the semi-annual valuation as of December 31, 2018 which included a change in the method of computing the fair market value of the awards to incorporate a 20% discount for lack of marketability of the Units for the year ended December 31, 2018. No discount for lack of marketability of the Units was incorporated for the year ended December 31, 2017.

Access and bill review fees for the year ended December 31, 2018 were $16.7 million, as compared to $20.9 million for the year ended December 31, 2017, representing a decrease of $4.2 million, or 20.0% primarily due to decreases in network access fees for accessing non-owned third-party provider networks, partially as a result of reduced volume and partially as a result of renegotiating the agreement with one larger accessed network.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2018 were $77.6 million as compared to $122.9 million for the year ended December 31, 2017, representing a decrease of $45.4 million or 36.9%. This decrease was primarily due to reductions in personnel expenses of $34.2 million including reductions in stock-based compensation of $22.4 million, as explained above, and reductions in other personnel expenses of $11.8 million primarily in employee compensation, including bonuses and commissions and related fringe benefits. Additionally, there were reductions in transactions costs of $3.4 million primarily related to the Term Loan G repricing that occurred on June 12, 2017 and the issuance of Senior PIK Toggle Notes on November 21, 2017, as well as reductions in legal expenses of $1.5 million in the normal course of business and reductions in consulting expenses of $4.7 million primarily IT consultants.

Depreciation Expense

Depreciation expense was $52.3 million for the year ended December 31, 2018, as compared to $53.0 million for the year ended December 31, 2017, representing a decrease of $0.7 million. This decrease was due to the retirement of assets during the year, offset by an increase in depreciation due to $60.7 million of purchases of property and equipment, including internally generated capital software in the year ended December 31, 2017.

Amortization of Intangible Assets

Amortization of intangible assets was $334.1 million for the years ended December 31, 2018 and 2017. This expense represents the amortization of intangible assets, as explained above and in the notes to the consolidated financial statements.

Interest Expense and Interest Income

Interest expense was $383.3 million for the year ended December 31, 2018, as compared to $282.0 million for the year ended December 31, 2017, representing an increase of $101.3 million or 35.9%. This increase was primarily due to a $100.2 million increase in interest expense on the Senior PIK Toggle Notes issued on November 21, 2017. Interest income was $51 thousand for the year ended December 31, 2018, as compared to $9 thousand for the year ended December 31, 2017.

As of December 31, 2018, the Company’s long-term debt was $5,603.4 million and included (i) $2,810.0 million Term Loan G, discount on Term Loan G of $7.8 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $12.3 million, (iii) $1,300.0 million of Senior PIK Toggle Notes, discount on Senior PIK Toggle Notes of $10.6 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $60.6 million. As of December 31, 2018, the Company’s total debt had a weighted average interest rate of 6.7%.

As of December 31, 2017, the Company’s long-term debt was $5,835.7 million and included (i) $3,055.0 million Term Loan G, discount of $9.4 million, (ii) $1,560.0 million of 7.125% Senior Notes, premium on 7.125% Senior Notes of $14.1 million, (iii) $1,300.0 million of Senior PIK Toggle Notes, discount on Senior PIK Toggle Notes of $12.8 million, and (iv) $0.1 million of long-term capital lease obligations, net of (v) debt issue costs of $71.4 million. As of December 31, 2017, the Company’s total debt had a weighted average interest rate of 6.2%.

Provision for Income Taxes

Pre-tax income from continuing operations for the year ended December 31, 2018 of $44.3 million generated a provision for income taxes of $8.1 million with an effective tax rate of 18.3%, as compared to pre-tax income from continuing operations for the year ended December 31, 2017 of $61.6 million which generated a benefit for income taxes of $586.5 million, primarily due to changes in the tax rates due to the recently enacted Tax Cuts and Jobs Act of 2017 (the “TCJA”). The Company’s effective tax rate during 2018 differed from the statutory rate primarily due to stock-based compensation expense and state taxes, which includes a $4.9 million one-time non-cash benefit for change in state tax rates. The Company’s effective tax rate during 2017 differed from the statutory rate primarily due to state taxes, stock-based compensation expense and the rate change due to the TCJA resulting in a non-cash benefit of approximately $630.0 million as a result of the re-measurement of the Company’s deferred income taxes.

Net Income

Net income for the year ended December 31, 2018 was $36.2 million as compared to $648.1 million for the year ended December 31, 2017. The decrease in net income of $611.9 million was primarily due to decreases in the benefit for income taxes of $594.6 million, and decreases in revenues of $26.4 million, and increases in interest expense of $101.3 million, offset by the reduction in the loss on the extinguishments and modification of debt of $20.1 million, decreases in costs of services of $44.2 million, decreases in general and administrative expenses of $45.4 million, and increases in interest income of $42 thousand, and decreases in depreciation of $0.7 million, as explained in the sections above.

Liquidity and Capital Resources

As of June 30, 2020, we had cash and cash equivalents of $178.9 million. As of June 30, 2020, the Company had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million of loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices and are in lieu of security deposits. In March 2020, $98.0 million of borrowings were activated on our Revolver G as a precautionary measure due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.

As of December 31, 2019, we had cash and cash equivalents of $21.8 million. As of December 31, 2019, the Company had three letters of credit totaling $1.8 million of utilization against the Revolver G and $98.2 million loan availability under the Revolver G. The three letters of credit are used to satisfy real estate lease agreements for three of our offices and are in lieu of security deposits.

Our primary sources of liquidity will be internally generated funds combined with our borrowing capacity under our Revolver G. We believe that these sources will provide sufficient liquidity for us to meet our working capital, capital expenditure and other cash requirements for at least the next twelve months. The Company may from time to time at our sole discretion, purchase, redeem or retire our 7.125% Senior Notes and Senior PIK Toggle Notes, through tender offers, in privately negotiated or open market transactions or otherwise. We plan to finance our capital expenditures with cash from operations. Furthermore, our future liquidity and future ability to fund capital expenditures, working capital and debt requirements are also dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control, including the ability of financial institutions to meet their lending obligations to us. If those factors significantly change, our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to meet our liquidity needs. We anticipate that to the extent we require additional liquidity as a result of these factors or in order to execute our strategy, it would be financed either by borrowings under our new senior secured credit facilities, by other indebtedness, additional equity financings or a combination of the foregoing. We may be unable to obtain any such additional financing on reasonable terms or at all.

Cash Flow Summary

The following table is derived from our consolidated statements of cash flows:

	For the Six Months Ended June 30,		For the Year Ended December 31,
(in thousands)	2020	2019	2019	2018	2017
Net cash flows provided by (used in):
Operating activities	$191,867	$140,838	$284,313	$292,303	$368,945
Investing activities	$(34,866)	$(33,696)	$(66,414)	$(63,556)	$(60,709)
Financing activities	$34	$(100,087)	$(201,088)	$(245,150)	$(313,215)

Cash Flows from Operating Activities

For the six months ended June 30, 2020 as compared to June 30, 2019

Cash flows from operating activities provided $191.9 million for the six months ended June 30, 2020 and $140.8 million for the six months ended June 30, 2019. This $51.0 million increase in cash flows from operating activities was primarily the result of changes in non-cash items of $77.7 million and changes in net working capital of $24.6 million, offset by an increase in net loss of $51.3 million. The increase in net loss during the six months ended June 30, 2020 as compared to June 30, 2019 was primarily the result of decreases in revenues and increases in costs of services, general and administrative expenses, depreciation expenses, offset by reductions in interest expense and increases in the benefit for income taxes and increases in interest income, as explained above.

The $77.7 million increase in non-cash items was primarily due to an increase in stock-based compensation of $41.9 million, deferred tax benefit of $29.7 million partially due to a retroactive change to the tax law as a result of the CARES Act, an increase in debt issuance costs of $2.5 million, increase in amortization of the right-of-use asset of $1.6 million and increase in depreciation of $2.1 million. The increase in debt issuance costs was primarily due to an out-of-period adjustment in the six months ended June 30, 2020 to correct for the unrecognized debt issuance costs related to principal loan prepayments made in each of the years ended December 31, 2017, 2018 and 2019, as described above.

During the six months ended June 30, 2020, $11.3 million was provided by changes in working capital including decreases in net accounts receivable of $23.1 million primarily due to declines in year-over-year revenues and timing of collections, offset by increases in prepaid expenses and other assets of $0.4 million, increases in prepaid taxes of $5.6 million primarily due to a retrospective change in the tax law (See Note 5 to our unaudited condensed consolidated financial statements), decreases in operating lease obligation of $4.3 million and decreases in accounts payable and accrued expenses and other of $1.4 million.

During the six months ended June 30, 2019, $13.3 million was used by changes in working capital including increases in prepaid taxes of $15.8 million as a result of a retrospective tax adjustment resulting in overpaid taxes, decreases in accounts payable and accrued expenses and other of $14.2 million primarily due to decreases in accounts payable and accrued fringe benefits, and decreases in operating lease obligation of $2.5 million, offset by decreases in prepaid expenses and other assets of $19.0 million primarily due to declines in prepaid insurance and prepaid software and maintenance, and increases in net accounts receivable of $0.3 million.

For the year ended December 31, 2019 as compared to the year ended December 31, 2018

Cash flows from operating activities provided $284.3 million for the year ended December 31, 2019 and $292.3 million for the year ended December 31, 2018. This $8.0 million reduction in cash flows from operating activities was primarily the result of reductions in net income of $26.5 million adjusted for changes in non-cash items of $35.0 million, offset by changes in net working capital of $53.6 million. The reduction in net income of $26.5 million was primarily the result of reductions in revenues, gain on repurchase and cancellation of Notes, and reductions in the provision for income taxes, as explained above. Changes in non-cash items are primarily due to changes in the gain on repurchase and cancellation of Notes, as explained above, and stock-based compensation as a result of the semi-annual valuation as of December 31, 2019 and December 31, 2018, as explained above.

During the year ended December 31, 2019, $15.9 million was provided by changes in working capital including decreases in net accounts receivable of $5.3 million primarily due to declines in year-over-year revenues and timing of collections, decreases in prepaid expenses and other assets of $0.8 million, and increases in accounts payable and accrued expenses and other of $11.3 million primarily due to an increase accrued employee compensation $13.4 million of accrued compensation, offset by increases in prepaid taxes of $1.4 million.

During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.

For the year ended December 31, 2018 as compared to the year ended December 31, 2017

Cash flows from operating activities provided $292.3 million for the year ended December 31, 2018 and $368.9 million for the year ended December 31, 2017. This $76.6 million decrease in cash flows from operating activities was primarily the result of reductions in net income of $611.9 million and changes in net working capital of $7.5 million, offset by changes in non-cash items of $542.7 million including a $606.8 million reduction in deferred tax benefit. During the year ended December 31, 2018, $37.6 million was used by operating activities for changes to working capital, including decreases in accounts payable and other accrued expenses of $40.4 million and increases in prepaid expenses and other assets of $4.7 million, offset by decreases in net accounts receivable of $3.0 million primarily due to declines in year-over-year revenues and timing of collections, and decreases in prepaid taxes of $4.4 million due to the impact of the TCJA in 2017 as explained below. Accounts payable and accrued expenses and other decreased $40.4 million primarily due to decreases in accrued interest of $3.8 million, accrued other liabilities of $8.4 million including administrative and network fees, and accrued compensation of $27.6 million resulting from reductions in employee bonuses, commissions, related fringe benefits and profit sharing in the year ended December 31, 2018 as compared to the year ended December 31, 2017.

During the year ended December 31, 2017, $30.1 million was used in operating activities for changes to working capital, including increases in accounts receivable of $28.9 million, increases in prepaid and other assets of $1.6 million, increases in prepaid taxes of $5.1 million as a result of the TCJA which reduced the statutory rate resulting in taxes being overpaid, and increases in accounts payable and other accrued expenses of $5.5 million primarily due to an increases in accrued compensation. Accounts receivable increased primarily due to an increase in revenues of $78.8 million or 8.0% in the year ended December 31, 2017 as compared to the year ended December 31, 2016.

Cash Flow from Investing Activities

For the six months ended June 30, 2020 as compared to June 30, 2019

For the six months ended June, 2020, net cash of $34.9 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the six months ended June 30, 2019, net cash of $33.7 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $1.2 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.

For the year ended December 31, 2019 as compared to the year ended December 31, 2018

For the year ended December 31, 2019, net cash of $66.4 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.8 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.

For the year ended December 31, 2018 as compared to the year ended December 31, 2017

For the year ended December 31, 2018, net cash of $63.6 million was used in investing activities for purchases of property and equipment and capitalization of software development. For the year ended December 31, 2017, net cash of $60.7 million was used for investing activities for purchases of property and equipment and capitalization of software development. This increase of $2.9 million was primarily due to increased capitalization of software development on capital projects primarily to enhance our information technology infrastructure and platforms to increase efficiencies, data security, and service line capabilities.

Cash Flow from Financing Activities

For the six months ended June 30, 2020 as compared to June 30, 2019

Cash flows provided by financing activities for the six months ended June 30, 2020 were $34 thousand consisting of $34 thousand of net borrowings on capital leases and $98.0 million of borrowings and repayments on the Revolver G taken as a precautionary measure due to the uncertainty of the COVID-19 pandemic. The Revolver G and associated interest was repaid on June 25, 2020.

Cash flows used in financing activities for the six months ended June 30, 2019 were $100.1 million consisting of $100.0 million of prepayments on our Term Loan G and $0.1 million net payments on capital leases.

For the year ended December 31, 2019 as compared to December 31, 2018

Cash flows used in financing activities for the year ended December 31, 2019 were $201.1 million primarily consisting of $100.0 million of prepayments on our Term Loan G and $101.0 million for the repurchase of Senior PIK Toggle Notes.

Cash flows used in financing activities for the year ended December 31, 2018 were $245.2 million primarily consisting of $245.0 million of prepayments on our Term Loan G. In addition, there was $5.0 million of borrowings on and repayments of our Revolver G.

For the year ended December 31, 2017

Cash flows used in financing activities for the year ended December 31, 2017 were $313.2 million consisting of $165.0 million of repayments of long-term debt, $1,287.0 million of proceeds from the issuance of Senior PIK Toggle Notes, $1,323.0 million of distribution of capital to shareholders, $96.7 million Class B Unit distribution in excess of vesting, $15.3 million for payment of debt issue costs, and $0.2 million of net payments on capital leases.

Term Loans and Revolvers

On June 7, 2016, in conjunction with the acquisition of the Company by Hellman & Friedman, the Company borrowed $3.5 billion with a group of lenders due and payable on June 7, 2023, creating the Term Loan G and settled all other outstanding term loans. The company has a $100.0 million revolving credit facility in conjunction with Term Loan G. On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of the COVID-19 pandemic. As there were no liquidity issues related to COVID-19, the Revolver G and associated interest was repaid on June 25, 2020.

The term loan and revolver are secured by a first priority lien on substantially all of the Company’s tangible and intangible property, including a pledge of all of the capital stock of each of its Subsidiaries.

Term Loan G was refinanced on June 12, 2017 to obtain an applicable margin on the interest rate lower by 1.00 % with terms otherwise similar to the former term loan, including a 2023 maturity and the same security and guarantee package. The proceeds of the new term loan were used to repay the Company’s existing term loan. As a result of the Term Loan G refinancing on June 12, 2017, and in accordance with GAAP, we incurred expenses of $20.1 million recorded as loss on extinguishment of debt, including the write off of $4.9 million of the term loan discount and $15.2 million of debt issuance costs. During the first quarter of 2018, the Company achieved a 25 basis point reduction in the margin of Term Loan G due to an improved leverage ratio, resulting in a lower interest rate of LIBOR plus 2.75%. These amounts are included in the loss on early extinguishments and modifications of debt in the accompanying consolidated statements of income and comprehensive income.

On July 2, 2020 the Company, the administrative agent and the revolving credit lenders agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Toggle Notes exceed $300 million on September 1, 2022.

For all our debt agreements with an interest rate dependent on LIBOR, the Company is currently assessing and monitoring how transitioning from LIBOR to an alternative reference rate may affect the company past 2021.

Interest on Term Loan G and Revolver G is calculated, at the Company’s option, as (a) LIBOR (or, with respect to the term loan facility only 1.00%, whichever is higher), plus the applicable margin, or (b) the highest rate of (1) prime rate, (2) the federal funds effective rate plus 0.50%, (3) LIBOR for an interest period of one month plus 1.00% and (4) 2.00% for Term Loan G and 0.00% for Revolver G, in each case plus an applicable margin of 2.00%. The interest rate in effect for Term Loan G was 4.69%, 5.55% and 4.69% as of December 31, 2019, 2018 and 2017 respectively. Interest expense was $144.2 million, $147.9 million and $147.4 million for the twelve month period ended December 31 2019, 2018 and 2017, respectively. These amounts are included in the accompanying consolidated statements of income and comprehensive income.

The Company is obligated to pay a commitment fee on the average daily unused amount of Revolver G. The annual commitment fee rate was 0.25% at December 31, 2019, 2018 and 2017. The fee can range from an annual rate of 0.25% to 0.50% based on the Company’s leverage ratio, as defined in the agreement. Commitment fees were $249,000, $248,000 and $377,000 for the twelve months ended December 31, 2019, 2018 and 2017, respectively. These amounts are included in interest expense in the accompanying consolidated statements of income and comprehensive income.

Senior Notes

On June 7, 2016 the Company sold $1.1 billion of 7.125% Senior Notes. The 7.125% Senior Notes are guaranteed on a senior unsecured basis jointly and severally by the Company and its subsidiaries and will mature on June 7, 2024. On November 18, 2016, MultiPlan sold $460.0 million of additional 7.125% Senior Notes at 103.5% plus accrued interest from June 7, 2016 to November 18, 2016 of $14.7 million. The notes were issued as additional notes under the same indenture governing our $1.1 billion of 7.125% Senior Notes. The proceeds of the sale were used to make a $385.0 million distribution to our Class A Unit holders and pay related fees and expenses of $6.9 million, and $98.9 million was transferred to the Company’s operating account.

The interest rate on the 7.125% Senior Notes is fixed at 7.125% and is payable semi-annually on June 1 and December 1 of each year. Annual interest expense on the 7.125% Senior Notes was $111.2 million in 2019, 2018 and 2017. These amounts are included in interest expense in the accompanying statements of income and comprehensive income.

The Company sold Senior PIK Toggle Notes of $1.3 billion on November 21, 2017. The Senior PIK Toggle Notes were issued with a 1.0% discount and will mature on December 1, 2022. The net proceeds of the Senior PIK Toggle Notes plus $28.6 million of operating cash were used to make distributions of $1.3 billion to Class A and B unit holders and pay related transaction expenses and debt issuance costs.

The interest rate on the Senior PIK Toggle Notes is fixed at 8.5% and is payable semi-annually on June 1 and December 1 of each year. Interest expense on the Senior PIK Toggle Notes was $107.0 million in 2019, $110.4 million in 2018 and $12.3 million in 2017. These amounts are included in the interest expense in the accompanying consolidated statements of income and comprehensive income.

During August and September of 2019, the Company repurchased and cancelled $121.3 million of the Senior PIK Toggle Notes. The cash repurchase of $101.0 million resulted in the recognition of a gain of $18.5 million as well as a write-off of the pro-rata share of debt issue costs of $1.0 million and discount of $0.8 million. The debt issuance costs and discount are included in interest expense in the accompanying consolidated statements of income and comprehensive income.

Debt covenants and events of default

The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the 7.125% Senior Notes and the Senior PIK Toggle Notes that limit the Company and its subsidiaries the ability to engage in specific types of transactions. These covenants limit the Company and its subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue disqualified or preferred stock;

•	pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•	make certain loans, investments or other restricted payments;

•	transfer or sell certain assets;

•	incur certain liens;

•	place restrictions on the ability of its subsidiaries to pay dividends or make other payments to the Company;

•	guarantee indebtedness or incur other contingent obligations;

•	consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its business units, assets or other properties; and

•	engage in transactions with the Company’s affiliates.

Under our debt agreements, a Change of Control is an immediate Event of Default (each as debited therein).

In addition, solely with respect to the Revolver G the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. Our consolidated first lien debt to consolidated EBITDA ratio was 3.52 times, 3.58 times, and 3.4 times as of June 30, 2020 and December 31, 2019 and 2018, respectively. As of June 30, 2020 and December 31, 2019 and 2018 the Company was in compliance with all of the debt covenants.

Contractual Obligations

As of December 31, 2019, through 2024, the estimated future principal payments due were as follows:

	Payments Due by Period
($ in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Long-term debt obligations(1):
Senior secured credit facilities:
Term Loan G	$2,710,000	$—	$2,710,000	$—	$—
7.125% notes due 2024	1,560,000	—	—	1,560,000	—
Senior PIK Toggle Notes	1,178,727	—	1,178,727	—	—
Finance lease obligations	187	86	101	—	—
Operating lease obligations	36,607	11,226	23,560	1,821	—
Total contractual obligations	$5,485,521	$11,312	$3,912,388	$1,561,821	$—

(1) Reflects principal amounts, not adjusted for any discounts or premiums.

Critical Accounting Policies

A critical accounting policy is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The Company’s financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles (“GAAP”). Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases these determinations upon the best information available to it during the period in which the Company accounts for its financial condition and results. The Company’s estimates and assumptions could change materially as conditions within and beyond its control change or as further information becomes available. The Company records changes in its estimates in the period the change occurs.

The following is a discussion of the Company’s critical accounting policies and the related management estimates and assumptions necessary in determining the value of related assets, liabilities, revenues and expenses.

Revenue Recognition

We derive revenues from contracts with customers by selling various cost containment services and solutions. Variable consideration is estimated using the expected value method based on our historical experience and best judgment at the time. Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our PSAV contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payors not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and these estimates are based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available.

See Note 2 to our annual consolidated financial statements included elsewhere in the Proxy Statement for further discussion.

Goodwill

Goodwill is calculated as the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the Company’s intent to do so.

The Company assesses the impairment of its goodwill at least annually on June 30 and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors that may trigger an impairment review include but are not limited to:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for the overall business;

•	significant negative industry or economic trends; and

•	significant decline in the Company’s estimated enterprise value relative to carrying value.

The Company is required to write down its goodwill and indefinite-lived intangible assets if they are determined to be impaired. The Company tests its goodwill for impairment at the reporting unit level. The Company recognizes an impairment charge for the amount, if any, by which the carrying amount of the reporting unit, including goodwill, exceeds its fair value. The carrying value is the reporting unit’s carrying amount after all of the reporting unit’s other assets (excluding goodwill) have been adjusted for impairment, if necessary, under other applicable GAAP. The Company establishes fair values using a (i) discounted cash flow analysis, (ii) comparable public company analysis and (iii) comparable acquisitions analysis. Equal weight was given to the three approaches. We completed our 2019 assessment of goodwill for impairment and determined no impairment existed as of June 30, 2019.

The following table shows the range of significant assumptions in the development of the goodwill assessment:

For the Year Ended December 31,
Range of Significant Unobservable Inputs	2019	2018	2017
Long term growth rate	2.75% to 3.25%	2.75% to 3.25%	2.75% to 3.25%
Discount rate	9.75% to 10.25%	10.25% to 10.75%	9.75% to 10.25%
Public company EBITDA multiples	10.0x to 11.0x	10.0x to 12.0x	10.0x to 12.0x
Acquisition EBITDA multiples	11.0x to 12.0x	11.0x to 12.0x	11.0x to 12.0x

The Company is not aware of any triggering events subsequent to the impairment review, and concluded no impairment exists as of June 30, 2020 and December 31, 2019.

Stock-Based Compensation

Stock-based compensation expense includes costs associated with Units awarded to certain members of key management. Stock-based compensation is measured at the grant date based on the fair value of the Unit and is recognized as compensation expense, net of forfeitures, over the applicable requisite service period of the Unit. The fair value of the Units is remeasured at each reporting period. Based on this put right available to the employee participants, stock-based compensation Units have been accounted for as liability classified within Holdings’ consolidated financial statements and the Company recorded these Units within shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period.

Each individual award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis.

We determine the fair value of our awards based on (i) the customized payout structure of the subject Units, (ii) liquidity timing, and (iii) vesting hurdles, as applicable, based on the output of Monte Carlo simulations. The simulation was based on a risk neutral framework which is a common technique for valuing financial derivatives that possess optionality.

Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. The liquidity dates represent the amount of time that Units granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the US Treasury constant maturity yield commensurate with the remaining term for each liquidity date assumption. Expected volatility is estimated based on the re-levered equity volatility. Additionally, we estimate the discount for lack of marketability for privately held securities using the average rate protective put method that estimates the discount based on the average price over the restriction period rather than based on the final price. On a quarterly basis with our valuation, we will continue to evaluate the necessity of a discount for lack of marketability. If at such a time that these are no longer privately held securities and shares are available on an open market, this discount will not be necessary.

See Note 14 of the annual consolidated financial statements for further discussion.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are recognized for deductible temporary differences, net operating loss carryforwards, and tax credit carryforwards if it is more likely than not that the tax benefits will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company evaluates a variety of factors on a regular basis to determine the amount of deferred income tax assets to recognize in the financial statements, including its recent earnings history, current and projected future taxable income, the number of years its net operating loss and tax credits can be carried forward, the existence of taxable temporary differences, any changes in current tax law, such as the CARES Act that was signed into law on March 27, 2020, the TCJA and available tax planning strategies.

The CARES Act included certain changes to corporate income taxes. Specifically, the CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain payroll tax credits associated with the retention of employees. The Company has assessed these impacts during the first quarter of 2020 and noted the largest impact is due to the tax law change related to the interest disallowance rules retroactive to 2019. As a result of the retroactive nature of this change, during the six months ended June 30, 2020 the Company has recorded an adjustment to increase our net deferred tax liability by $32.4 million related to 2019. The other aspects of the CARES Act did not have a material effect to the Company.

Additionally, the TCJA included significant changes to the Internal Revenue Code which impacts the Company’s deferred income taxes. The technical provisions effective in 2018 included, among others, the interest expense deduction limitations on both unrelated and related party debt, new deemed foreign income inclusions under Global Intangible Low-Taxed Income regime, the Foreign Derived Intangible Income deduction for goods and services produced in the U.S. and sold to foreign customers as well as the repeal of the Code Section 199 deduction. There is also a limitation on the utilization of net operating losses (“NOLs”) arising in taxable years beginning after December 31, 2017 to 80% of taxable income with an indefinite carryforward (provided the CARES Act temporarily removed this 80% limitation for NOL carryforwards to taxable years beginning prior to January 1, 2021 and allowed a five-year carryback for NOLs arising in taxable years beginning after December 31, 2017 and prior to January 1, 2021), the Corporate Alternative Minimum Tax was repealed and certain investments in new and used property made after September 27, 2017 may be fully expensed. The Company analyzed the various aspects of the TCJA and the main impact during the year ended December 31, 2018 is the interest expense limitation and reduction of the tax rate. As of the fourth quarter ended December 31, 2019, the effects on the Company’s income tax related to the TCJA are final.

The Company evaluates a variety of factors on a regular basis to determine the recoverability of its deferred income tax assets. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. This includes the Company’s earnings history, current and projected future taxable income; expiration periods of the Company’s NOL carry forwards, the existence of taxable temporary differences and available tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. We believe that our income tax reserves are adequate; however, amounts asserted by taxing authorities could be greater or less than amounts accrued and reflected in our consolidated balance sheets. Accordingly, we could record adjustments to the amounts for federal and state tax-related liabilities in the future as we revise estimates or we settle or otherwise resolve the underlying matters. In the ordinary course of business, we may take new positions that could increase or decrease our unrecognized tax benefits in future periods. To the extent that the tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. Management believes that the ultimate resolution of potential tax adjustments and contingencies will not have a material adverse effect on the Company’s financial condition, annual results of operations, or cash flows.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Customer Concentration

Two customers individually accounted for 35% and 20% of revenues during the year ended December 31, 2019. During the year ended December 31, 2018, two customers individually accounted for 30% and 20% of revenues. During the year ended December 31, 2017, two customers individually accounted for 31% and 18% of revenues. The loss of the business of one or more of the Company’s larger customers could have a material adverse effect on the Company’s results of operations.

Recent Accounting Pronouncements

See Notes to the consolidated financial statements for recent accounting pronouncements.

Quantitative and Qualitative Disclosure about Market Risk

As a result of our financing activities, we are exposed to market risks that may affect our consolidated results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on our variable-rate debt. Other than the interest rate swaps described below, financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

Trade accounts receivable include amounts billed and currently due from customers, amounts currently due but unbilled, certain estimated contract changes, claims in negotiation that are probable of recovery, and amounts retained by the customer pending contract completion. We continuously monitor collections and payments from customers. Based upon historical experience and any specific customer collection issues that have been identified, we record a provision for estimated credit losses, as deemed appropriate.

While such credit losses have historically been within our expectations, we cannot guarantee that we will continue to experience the same credit loss rates in the future.

Interest Rate Risks.   We are exposed to changes in interest rates. Borrowings under our senior secured credit facilities are variable rate debt. Interest rate changes generally impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. A 100-basis point increase (decrease) in the variable interest rates under Term Loan G would result in a $27.2 million increase (decrease) in interest expense, per annum on our borrowings.

We may manage our exposure to fluctuations in interest rates with respect to our new senior secured credit facilities by entering into interest rate swap or cap agreements. From time to time, we have entered into interest rate swap and cap agreements or other financial instruments in the normal course of business for purposes other than trading. These financial instruments were used to mitigate interest rate or other risks, although to some extent they exposed us to market risks and credit risks. The Company currently has no derivative instruments and had no derivatives in 2019 and 2018.

We controlled the credit risks associated with these instruments through the evaluation of the creditworthiness of the counterparties. In the event that the counterparty failed to meet the terms of a contract or agreement then our exposure would have been limited to the current value, at that time, of the interest rate differential, not the full notional or contract amount. Management believes that such contracts and agreements were executed with creditworthy financial institutions. As such, we considered the risk of nonperformance to be remote.

In July 2017 the United Kingdom Financial Conduct Authority announced its intention to phase out LIBOR rates by the end of 2021. The effect of any changes in the methods by which LIBOR is determined, or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere cannot be predicted. Such developments may cause LIBOR to perform differently than the past, including sudden or prolonged increases or decreases in LIBOR, or LIBOR may cease to exist resulting in the application of a successor base rate under our credit facilities. Either development could have unpredictable effects on our interest payment obligations, including an increase in interest payments under our credit facilities.

Internal Controls of Financial Reporting

In connection with the preparation of the Proxy Statement and our preparation for the audits of our consolidated financial statements as of December 31, 2018 and 2019, and for the years ended December 31, 2017, 2018 and 2019, we identified two material weaknesses in our internal control over financial reporting:

•	We did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge and experience commensurate with the financial reporting requirements for a public company, including condensed timelines to close and sufficient oversight of internal control over financial reporting.

•	We did not maintain sufficient formal accounting policies, procedures, and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.

Our remediation efforts will include the hiring of additional resources, with the requisite knowledge of accounting and financial reporting, sufficient to meet the needs of a public company in the United States. We will also develop and maintain formal accounting policies, procedures and controls for accounting and financial reporting. In addition, as of the date of the Proxy Statement:

•	We have engaged a third-party to identify and hire a Chief Accounting Officer with the requisite skills in public company financial reporting. We expect the new Chief Accounting Officer to commence employment prior to the closing of this transaction.

•	We have engaged third-party consulting firms to help us review and develop formal accounting policies, procedures and controls for accounting and financial reporting with respect to the requirements and application of public company financial reporting requirements.